Exhibit 99.1

FOR IMMEDIATE RELEASE

STEADYMED REPORTS RECENT DEVELOPMENTS AND
THIRD QUARTER 2015 FINANCIAL RESULTS

MANAGEMENT TO HOST WEBCAST AND CONFERENCE CALL TODAY AT 4:30 P.M. ET

SAN RAMON, Calif., November 12, 2015 — SteadyMed Ltd. (Nasdaq: STDY), a specialty pharmaceutical company focused on the development of drug products to treat orphan and high-value diseases with unmet parenteral delivery needs, today announced recent developments and financial results for the third quarter ended September 30, 2015.

“SteadyMed continued to make significant progress in executing across several strategic initiatives during and subsequent to the third quarter. As expected, we recently began production of registration stability lots for our lead drug product candidate Trevyent®, for the treatment of pulmonary arterial hypertension (PAH). We expect to have the complete Chemistry, Manufacturing and Controls (CMC) information, including the requisite stability data to submit our New Drug Application (NDA) for Trevyent in the third quarter of 2016. To that end, we’ve also taken a proactive step towards clearing the patent landscape for Trevyent by filing an Inter Partes Review (IPR) to invalidate a patent held by United Therapeutics,” said Jonathan Rigby, President and Chief Executive Officer of SteadyMed. “In addition, building upon the positive results achieved in our recent pharmacokinetic clinical study, we are advancing development and further clinical evaluation of our SMT-201 At Home Patient Analgesia (AHPA) program, a combination of our PatchPump® technology and ketorolac, in 2016.”

Recent Corporate Developments

•                  Manufacture of Trevyent for commercial stability testing — In November, SteadyMed started the manufacture of registration stability lots (RSLs) to generate the required data in support of a Trevyent NDA submission. The RSLs are representative of the final commercial product that would be used to treat patients with PAH, if Trevyent is approved. This advancement keeps the company on track for a targeted Q3 2016 submission of the Trevyent NDA to the United States Food and Drug Administration (FDA).

•                  Filing of Inter Partes Review with USPTO to invalidate United Therapeutics patent — In October, SteadyMed filed an IPR with the United States Patent and Trademark Office (USPTO) to invalidate U.S. patent no. 8,497,393 (the ‘393 patent) granted to United Therapeutics (Nasdaq: UTHR). The patent relates to a process to prepare prostacyclin derivatives such as treprostinil, the medicine used in United’s Remodulin and SteadyMed’s Trevyent. SteadyMed continues to believe and has confidence in its freedom to operate and has not disclosed the patent certification strategy for its Trevyent NDA submission, which is expected in Q3 2016. SteadyMed initiated this IPR review as a proactive, time-efficient, and cost-effective step towards clearing the patent landscape based on patent invalidity. SteadyMed believes that the ‘393 patent should not have been issued to United Therapeutics and will be invalidated by the USPTO in advance of Trevyent’s expected launch in the U.S. in 2017.

•                  Completed proof of concept ketorolac clinical study, progressing AHPA program — In October, SteadyMed announced the positive results from its Phase 1 pharmacokinetic (PK) proof of concept clinical study with continuous subcutaneous delivery of ketorolac, a non-opioid, non-steroidal anti-inflammatory drug (NSAID) that provides pain relief at the opioid level and is used for the treatment of moderately severe acute pain, post-surgery. These results established proof of concept for SteadyMed’s SMT-201 AHPA drug product candidate that combines ketorolac with its PatchPump technology. The positive data from the study supports further clinical evaluation in 2016 and SteadyMed has prioritized its resources and focused its AHPA efforts on SMT-201. SteadyMed will continue to conduct technical feasibility and formulation development work for its second AHPA drug product candidate, SMT-301, a combination of bupivacaine and our PatchPump technology.

•                  Successful completion of program of human factors studies — In July, SteadyMed completed its two-year program of human factors studies for Trevyent. By conducting this program of 8 iterative studies in the United States and Europe, involving 148 participants, including patients with PAH and healthcare providers, SteadyMed gathered extensive usability data to identify and mitigate potential user errors. The final summative study validated the user experience with Trevyent.

•                  Submission of additional information in support of Orphan Designation — In November, SteadyMed submitted additional information to the Office of Orphan Products Development, part of the FDA, in support of its application for Orphan Designation for Trevyent.

Third Quarter 2015 Financial Results

SteadyMed recorded revenues of $0.4 million in the third quarter of 2015. The revenue represents amortization of the $3 million upfront payment made by Cardiome, in connection with the license of rights to Trevyent in Europe, the Middle East and Canada. SteadyMed did not record any revenues for the corresponding period a year earlier.

For the third quarter ended September 30, 2015, SteadyMed reported a net loss of $5.9 million, or $0.44 per share, compared to a net loss of $5.2 million, or $11.95 per share for the third quarter ended September 30, 2014. The current quarter’s calculation of loss per share is based on 13,581,160 weighted-average shares outstanding, versus 501,970 outstanding shares in the prior-year period.

Total operating expenses for the third quarter ended September 30, 2015 were $6.3 million, compared to $4.7 million for the quarter ended September 30, 2014, driven by an increase in research and development (R&D) and general and administrative (G&A) expenses.

R&D expenses for the third quarter of 2015 were $4.8 million, compared to $3.8 million for the third quarter of 2014. The increase in R&D expenses year-over-year was primarily due to the greater use of sub-contractor services for the Trevyent development and scale-up program.

G&A expenses were $1.3 million for the third quarter of 2015, compared to $0.6 million for the same period in 2014. The increase in G&A expenses was primarily due to increased salaries and related expenses, additional financial consulting, investor relations and legal services in support of operating as a public company, and legal fees and expenses related to the filing of the Inter Partes Review application with the U.S. Patent and Trademark Office.

Cash and cash equivalents were $38.7 million as of September 30, 2015. Management believes that the company has sufficient cash to fund operations for at least the next 12 months.

Conference Call and Webcast

SteadyMed’s management will host a webcast and conference call regarding this announcement at 4:30 p.m. ET/1:30 p.m. PT today. The live call may be accessed by dialing (866) 430-0928 for domestic callers and (704) 908-0411 for international callers and referring to the conference number 74296465. A live webcast of the call will be available from the investor relations sections of the company website at www.steadymed.com, and will be archived there for 30 days. A telephone replay of the call will be available by dialing (855) 859-2056 for domestic callers, or (404) 537-3406 for international callers, and entering the conference number 74296465.

About SteadyMed

SteadyMed Ltd. is a specialty pharmaceutical company focused on the development of drug products to treat orphan and high-value diseases with unmet parenteral delivery needs. The company’s lead drug product candidate is Trevyent®, a development-stage drug product that combines SteadyMed’s PatchPump technology with treprostinil, a vasodilatory prostacyclin analogue to treat pulmonary arterial hypertension. PatchPump is a proprietary, disposable, parenteral drug administration platform that is prefilled and preprogrammed at the site of manufacture. SteadyMed intends to commercialize Trevyent in the U.S. and has signed an exclusive license and supply agreement with Cardiome Pharma Corp. for the development and commercialization of Trevyent in Europe, Canada and the Middle East. SteadyMed has offices in San Ramon, California and Rehovot, Israel. For additional information about SteadyMed please visit www.steadymed.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, among others, statements concerning the company’s ability to advance its development-stage product candidates, including Trevyent. Forward-looking statements reflect the company’s current views with respect to certain current and future events and are subject to various risks, uncertainties and assumptions that could cause actual results to differ materially. Risks and uncertainties include, but are not limited to, the risk that drug development involves a lengthy and expensive process with uncertain outcome. The risks, uncertainties and assumptions referred to above are discussed in detail in our reports filed with the Securities and Exchange Commission, including our most recent Quarterly Report on Form 10-Q filed on November 12, 2015. The company does not undertake to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof except as may be required by law.

Contacts:

Marylyn Rigby

Director of Marketing and Investor Relations

925-272-4999

mrigby@steadymed.com

Robert H. Uhl

Managing Director

Westwicke Partners

858-356-5932

robert.uhl@westwicke.com

STEADYMED LTD. AND ITS SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(U.S. dollars in thousands, except share and per share data)

	Three months ended September 30,		Nine months ended September 30,
	2015	2014	2015	2014
	Unaudited		Unaudited
Revenues	$439	$—	$439	$—
Operating expenses:
Research and development	$4,799	$3,781	$14,637	$9,133
Marketing	216	288	723	747
General and administrative	1,308	649	3,324	1,298
Total operating loss	5,884	4,718	18,245	11,178
Financial expenses (income), net	(58)	353	(69)	1,946
Loss before taxes on income	5,826	5,071	18,176	13,124
Taxes on income	115	131	246	212
Net loss	$5,941	$5,202	$18,422	$13,336
Net loss per share:
Basic and diluted net loss per Ordinary Share	$0.44	$11.95	$2.02	$31.01

Weighted-average number of Ordinary Shares used to compute basic and diluted net loss per share	13,581,160	501,970	9,586,245	501,875

STEADYMED LTD. AND ITS SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(U.S. dollars in thousands, except share and per share data)

	September 30,	December 31,
	2015	2014
	Unaudited
Assets:
Cash and cash equivalents	$38,689	$6,167
Other assets	3,412	4,159
Total assets	$42,101	$10,326

Liabilities and shareholders’ equity (deficit):
Liabilities	$7,206	$10,978
Convertible preferred shares	—	35,669
Shareholders’ equity (deficit)	34,895	(36,321)
Total liabilities, convertible preferred shares & shareholder’s equity (deficit)	$42,101	$10,326